UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2024 (March 1, 2024)

SMART FOR LIFE, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41290	81-5360128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Biscayne Boulevard, Suite 505, Miami, FL	33132
(Address of principal executive offices)	(Zip Code)

(786) 749-1221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SMFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

On March 1, 2024, Smart for Life, Inc. (the “Company”) filed a certificate of designation (the “Certificate of Designation”) with the Nevada Secretary of State to create a new series of its preferred stock designated as series C preferred stock. Pursuant to the Certificate of Designation, the Company designated 20,000 shares of its preferred stock as series C preferred stock. Following is a summary of the material terms of the series C preferred stock:

●	Dividend Rights. Holders of series C preferred stock are entitled to receive dividends in the same form as dividends paid on shares of the common stock only when and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of series C preferred stock.

●	Liquidation Rights. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of series C preferred stock shall be entitled to receive out of the assets of the Company the same amount that a holder of common stock would receive if the series C preferred stock were fully converted (disregarding for such purposes any conversion limitations) to common stock which amounts shall be paid prior to all holders of common stock and pari passu with all holders of the Company’s series B preferred stock.

●	Voting Rights. The series C preferred stock shall vote together with the common stock on an as-converted basis.

●	Conversion Rights. Each share of series C preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of such share of series C preferred stock ($100) by the conversion price. The conversion price is $1.00 (subject to adjustments for stock dividends, stock splits, recapitalizations and certain fundamental transactions). Notwithstanding the foregoing, the Company shall not effect any conversion, and a holder shall not have the right to convert, any portion of the series C preferred stock to the extent that, after giving effect to the conversion, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares issuable upon the conversion. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to the Company.

●	No Redemption. The series C preferred stock is not redeemable.

Item 8.01 Other Events.

During the first quarter of 2024, the Company entered into conversion agreements with certain lenders, pursuant to which such lenders converted an aggregate of $3,041,205 of debt owed by the Company to such lenders in exchange for an aggregate of 760,600 shares of the Company’s common stock and 23,601 shares of the Company’s series C preferred stock. The conversions were completed in multiple transactions at a price per underlying share of common stock that was at least equal to the lower of (i) the official closing price as reflected on Nasdaq.com immediately preceding signing of the conversion agreement or (ii) the average official closing price as reflected on Nasdaq.com for the five trading days immediately preceding signing of the conversion agreement.

As a result of the transactions outlined above, the Company has stockholder’s equity of over $2.5 million as of the date of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
3.1	Certificate of Designation of Series C Preferred Stock of Smart for Life, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2024	SMART FOR LIFE, INC.

/s/ Darren C. Minton
	Name:	Darren C. Minton
	Title:	Chief Executive Officer

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